SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ----------------------------------


                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934


     Date of Report (Date of earliest event reported): February 16, 2001

                                  ----------


                         GREG MANNING AUCTIONS, INC.
            (Exact name of registrant as specified in its charter)




           Delaware                       1-11988               22-2365834
 (State or Other Jurisdiction     (Commission File Number)   (I.R.S. Employer
of Incorporation or Organization)                            Identification No.)





          775 Passaic Avenue,
       West Caldwell, New Jersey                                    07006
    (Address of Principal Executive Offices)                      (Zip Code)


       Registrant's telephone number, including area code: (973) 882-0004

Item 5.     Other Events

            On May 14, 2001, Greg Manning Auctions, Inc. (the "Company"), entered into an agreement with The Tail Wind Fund Ltd., LBI Group Inc., and Lombard Odier & Cie which amended certain provisions of the original purchase agreement between the Company and such investors, dated January 25, 2000. Under the amendment, the Investors waived rights to receive additional stock of the Company under the terms of the original agreement, in exchange for the issuance to the investors of an aggregate of 627,500 shares of the Company's common stock, par value $.01 per share, and subject to certain other conditions. In addition, on that date, the Company entered into a purchase agreement with The Tail Wind Fund Ltd. pursuant to which the Company sold an aggregate of 500,000 shares of common stock of GMAI-Asia.com, Inc., par value $1.00 per share, owned by it to such investor.

      In addition, the Company has entered into two stock purchase agreements with Auctentia, S.A. ("Auctentia"), a wholly owned subsidiary of Afinsa Bienes Tangibles, S.A. ("Afinsa"). Under the first agreement, dated as of May 16, 2001, the Company issued to Auctentia 1,000,000 shares of the Company's common stock, for an aggregate purchase price of $2 million. Under the second agreement, dated as of May 23, 2001, the Company agreed to issue an additional 1,000,000 shares of the Company' common stock for an aggregate purchase of $2 million, in five installments (which vary in amount) commencing June 15, 2001 and ending October 15, 2001.

      Estaban Perez, a director of the Company, is Chairman of the Board of Directors and Chief Executive Officer of Auctentia. Albertino de Figueiredo, also a director of the Company, is Chairman of the Board of Afinsa. At April 15, 2001, on a pre-transaction basis, Auctentia held 2,417,627 shares of common stock of the Company, representing approximately 23.7% of the total number of shares outstanding as of December 31, 2000, plus 126,833 shares into which the 126,833 warrants held by Auctentia may be exercised, according to the Amendment to Schedule 13D filed by Afinsa with the Securities and Exchange Commission, dated April 10, 2001.

      The stock of the Company issued and to be issued as described above is subject to certain registration rights.


Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits


          None

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 25, 2001


                                    GREG MANNING AUCTIONS, INC.





                                    By: /s/ Larry Crawford
                                       -----------------------
                                       Larry Crawford
                                       Chief Financial Officer